EXHIBIT 99.1  News Release

ProAssurance Receives Regulatory Approvals for Transactions with the PICA Group and Georgia Lawyers Insurance Company

BIRMINGHAM, AL (PR NEWSWIRE) January 28, 2009 — ProAssurance Corporation (NYSE: PRA) announced today that all required regulatory approvals have been granted in connection with its proposed sponsored demutualization of the PICA Group (PICA), the nation’s leading provider of professional liability to doctors of podiatric medicine. The proposed demutualization is being submitted to PICA shareholders for their approval at a special meeting to be held on March 31, 2009. If approved, the transaction is expected to close early in the second quarter.

Upon approval, a total of $120 million will be paid to current and certain former policyholders in accordance with the plan of demutualization. ProAssurance will pay cash to purchase all of the PICA stock authorized in the demutualization; PICA will then use those funds for the cash distribution. In addition, $15 million in premium credits will be made available to eligible PICA policyholders for a three-year period beginning in 2010 as the result of an additional cash payment from ProAssurance.

“The PICA transaction provides a compelling opportunity to add meaningful, profitable growth as we continue to work to increase our presence in new markets and new areas of medical professional liability business,” said W. Stancil Starnes, the Chairman and CEO of ProAssurance.

PICA wrote $99 million in premiums in 2007 and has $284 million in total assets. The company insures approximately 9,800 podiatric physicians in 47 states and the District of Columbia. The company also insures other healthcare professionals and provides E&O insurance for a small, but growing, number of independent insurance agents through its PACO subsidiary.

Update on the Mid-Continent and Georgia Lawyers Transactions
ProAssurance also announced the completion of its acquisition of Mid-Continent General Agency, a Houston-based Managing General Agent which produces about $25 million a year in premiums from ancillary healthcare providers and other professional liability coverages.

Starnes was equally enthusiastic about the opportunities ahead with Mid-Continent. He said, “We expect Mid-Continent to help us develop a deeper presence in the professional liability market for ancillary healthcare providers, a segment of the healthcare industry that is expected to undergo a rapid expansion in most healthcare reform scenarios.”

ProAssurance also said regulatory approval has been granted to allow its acquisition of the Georgia Lawyers Insurance Company (GLIC). Shareholders of GLIC have already approved the transaction, which is expected to close during the first week of February. GLIC insures approximately 2,700 lawyers in Georgia and had direct written premium of approximately $5.5 million in 2007.

About ProAssurance
ProAssurance Corporation is the nation's fifth largest writer of medical professional liability insurance and is growing its legal professional liability business. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past two years.